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Exhibit 10.26

Addendum to Loan Agreement

        This Addendum is entered into on February 13, 2002, by and between JNI Corporation, and Neal Waddington.

RECITALS

  A.
  Borrower has existing loan with JNI, dated January 10, 2001.

  B.
  Remaining value of loan at February 13, 2001 is $250,000, and will be forgiven if Borrower remains an employee of JNI on January 9, 2003.

  C.
  50% of the original loan value ($250,000) was forgiven on January 9, 2002.

  D.
  Federal and State Income Taxes became due and payable by Neal Waddington on the income reported to the IRS (on January 9, 2002) and was paid by JNI in behalf of Borrower.

  E.
  Borrower requests that JNI extend the timeframe for Borrower's reimbursement of these taxes to JNI (per the original agreement) until April 15, 2003 when he would have to pay the IRS these taxes.

AGREEMENT

  1.
  The company paid $99,454.48 in behalf of the Borrower on January 9, 2002.

  2.
  Borrower agrees to repay JNI in the amount of $99,454.48 on or before April 15, 2003.

  3.
  If JNI should be acquired before this date, the $99,454.48 becomes due and payable upon the closing of an acquisition transaction.

  4.
  On January 9, 2003, if Borrower remains an employee of JNI, JNI will pay in Borrower's behalf the taxes due on the additional $250,000 of income.

  5.
  Borrower agrees to reimburse JNI for the taxes associated with the January 9, 2003 debt forgiveness (approximating $99,000.00) by April 15, 2004 with the same terms as #3.

All other elements of the Original Loan Agreement remain as defined in the document executed on January 9, 2001. (attached)

/s/ NEAL WADDINGTON Neal Waddington Feb 13, 2002	/s/ ERIC P. WENAAS Chairman Compensation Committee Feb 13, 2002

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Addendum to Loan Agreement
RECITALS
AGREEMENT